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                                                                   EXHIBIT 10.7

                               THE CIT GROUP, INC.

                                December 6, 1996

Mr. Joseph M. Leone
650 CIT Drive
Livingston, NJ 07039

Dear Joe:

         Reference is made to your employment agreement, dated December 29, 1989 (the "Employment Agreement"), with The CIT Group Holdings, Inc. (the "Company), as amended by letter agreements dated November 16, 1992 and December 20, 1994. The Board of Directors (the "Board") of The CIT Group Holdings, Inc. (the "Company"), is pleased to extend your employment agreement with the Company on the following terms and conditions, all other terms and conditions being null and void:

         1. TERM. This letter agreement will be effective as of January 1, 1997. The term of this Agreement (the "Term") will be for a period of twenty-four months beginning on January 1, 1997 and, except as otherwise provided in paragraph 4 below, ending on December 31, 1998. This letter agreement and the Term may be extended for one or more additional periods by written agreement signed by you and the Company at any time prior to the end of the Term then in effect.

         2. DUTIES. During the Term, you will serve in such capacities and devote substantially all of your business time and energies to the business of the Company and faithfully, diligently and competently perform such duties, as are assigned to you by the Chief Executive Officer of the Company (the "CEO") or pursuant to his delegation.

         3. COMPENSATION AND BENEFITS. In full consideration for all services rendered by you in all capacities during the Term, you will receive the following compensation and benefits:

                  (a) BASE SALARY. An annual base salary of not less than the amount you received immediately prior to the commencement of this current employment agreement payable in accordance with the customary payroll practices of the Company. Your Base Salary and performance will be reviewed by the CEO or pursuant to his delegation during the Term pursuant to normal Company practices. Your Base Salary may be increased (but not reduced) by the CEO from time to time, based upon your performance and responsibilities, pursuant to the Company's standard procedures for salary adjustments.

                  (b) BONUSES. You will participate in all executive bonus and incentive compensation plans (collectively, "Incentive Plans") now or hereafter maintained by the
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Company for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such Incentive Plans.

                  (c) EXPENSE REIMBURSEMENT. The Company will reimburse you, in accordance with applicable policies and practices of the Company in effect from time to time, for your ordinary and necessary business expenses.

                  (d) OTHER BENEFITS. You will be eligible to participate in all employee retirement and welfare benefit plans now or hereafter maintained by or on behalf of the Company, including the Company's Executive Retirement Program and receive all fringe benefits and vacations, for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such plans. In addition, the Company will provide you with (i) a supplemental pension benefit and (ii) a supplemental savings benefit, in each case in an amount equal to the value of the benefit you would be entitled to receive under the Company's Retirement Plan or Savings Incentive Plan, as the case may be, but for the limitations on the amount of such benefits imposed by Internal Revenue Code Sections 415 and 401(a) (17). In connection with your benefits under the Company's Executive Retirement Program, the Company will not unreasonably withhold its consent to your retirement.

                  (e) MODIFICATIONS. The Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plans or programs provided hereunder for any reason and without your consent; provided that, without your consent, the Company may not reduce the aggregate value of the benefits provided to the Executive hereunder, or administer the Company Executive Retirement Program in a manner substantially inconsistent with past practices.

         4. TERMINATION OF THE EXECUTIVE'S EMPLOYMENT.

                  (a) BY THE COMPANY. The Company may terminate your employment in its sole discretion at any time during the Term, with or without Cause, upon written notice by the Company to you, and your employment will terminate on the date such notice is given. For purposes of this letter agreement, "Cause" means
(1) Nonperformance, defined as your substantial failure to perform your duties or responsibilities, as determined by the CEO, or (2) Malfeasance, defined as
(A) your gross negligence, recklessness or malfeasance in the performance of your duties hereunder, (B) your committing any criminal act, act or fraud or other misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (C) your engaging in any conduct relating to the business of the Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company. For purposes hereof, you will be deemed to have committed an act if, based upon the Company's investigation of the facts, it reasonably concludes that you committed such an act.

                  (b) BY YOU. You may terminate your employment with the Company at any time during the Term, with or without Good Reason, upon written notice by you to the Company, and your employment will terminate on the date such notice is given. For purposes of this letter agreement, "Good Reason" means the assignment to you of duties and responsibilities

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not commensurate with your status as a senior executive of the Company, the failure of the Company to provide compensation and benefits to you at the levels required herein or the failure of the Company to adhere in any substantial manner to any of its other covenants herein.

         5. SEVERANCE PAYMENT.

                  (a) WITHOUT CAUSE AND GOOD REASON TERMINATION. If during the Term the Company terminates your employment without Cause or you terminate your employment for Good Reason, all compensation payable to you under paragraph 3 hereof will cease as of the effective date of notice of such termination (the "Termination Date") and the Company will pay to you, subject to paragraph 6, the following sums:

                           1) Your Base Salary on the Termination Date for the greater of 24 months or the remainder of the Term, payable 50% in 12 equal installments at the end of each of the 12 months following the Termination Date, and 50% in a lump sum on the anniversary of the Termination Date. If, however, prior to the anniversary of the Termination Date, you violate the noncompetition provisions of paragraph 6(b)(A), then the Company will have no obligation to make any of the payments that remain payable by the Company under this paragraph 5(a)(1) on or after the date of such violation.

                           2)       All previously earned and accrued
                                    entitlements and benefits from the Company, including any such entitlements and benefits under the Company's pension, disability and life insurance plans, policies and programs.

                           3) Continued participation for eighteen months under the Company's welfare benefit plans in which you participated immediately prior to the Termination Date.

                           4) The reasonable costs of outplacement services until such time as you accept new employment.

                           5) Any awards due to you under the terms of the Company's "Career Incentive Plan" (Long Term Incentive) or any plan as may have been hereafter adopted by the Company. Upon such payment, all of your rights under all such plans will then terminate.

                           6) All benefits payable to you under the terms and conditions of the Company's Executive Benefits Program, if any.


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         All of the amounts and benefits to be provided pursuant to clauses (3),
(4), (5) and (6) above shall be provided without duplication for the amounts and benefits to be provided pursuant to clause (2) above.

                  (b) FOR CAUSE TERMINATION - NONPERFORMANCE.

                           1) If your employment is terminated by the Company for Cause based on Nonperformance, as determined by the current CEO (Albert R. Gamper, Jr.), you will promptly receive the amounts and benefits specified in paragraphs 5(a)(2), (3) and (4) above. In addition, you will receive an amount equal to your Base Salary on the Termination Date for 12 months, payable in 12 equal installments at the end of each of the 12 months following the Termination Date.

                           2) If your employment is terminated by the Company for Cause based on Nonperformance, as determined by the CEO (if other than Albert R. Gamper, Jr.), you will promptly receive the amounts and benefits specified in paragraph 5(a)(2), (3) and (4) above. In addition, you will receive an amount equal to your Base Salary on the Termination Date for 24 months, payable 50% in 12 equal installments at the end of each of the 12 months following the Termination Date, and 50% in a lump sum on the anniversary of the Termination Date.

                  (c) FOR CAUSE TERMINATION - MALFEASANCE OR TERMINATION BY YOU WITHOUT GOOD REASON. If your employment is terminated by the Company for Cause based on Malfeasance or if you terminate your employment for any reason other than Good Reason, you will receive only the amounts specified in paragraph 5(a)(2)

                  (d) DEATH OR DISABILITY. In the event of your death or your disability due to physical or mental illness or other disability which renders you unable, on other than a temporary basis, to perform the duties of your employment, the Employment Term will terminate as of the date of your death or disability and you will receive the benefits specified in paragraph 5(a)(2) and
(6) plus an amount equal to your Base Salary on such date for one year. Disability will be determined by the CEO or pursuant to his delegation in a manner consistent with the Company's Long Term Disability Plan.

         6. CONFIDENTIALITY AND COMPETITIVE ACTIVITY.

                  (a) You acknowledge that you have acquired and will continue to acquire during the Term, confidential information regarding the business of the Company, Dai-Ichi Kangyo Bank (DKB), Chase Manhattan Corporation (CMC) and their respective subsidiaries and affiliates. Accordingly, you agree that, without the written consent of the Board, you will not, at any time, disclose to any unauthorized person or otherwise use any such

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confidential information. For this purpose, confidential information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company, DKB or CMC and their respective subsidiaries and affiliates, except for specific items which have become publicly available other than as a result of your breach of this letter agreement.

                  (b) During the Term and, if you resign with or without Good Reason or your employment is terminated by the Company with or without Cause prior to the end of the Term, then for one year after the Termination Date, in the case of clause (A) below, and for two years after the Termination Date, in the case of clause (B) below, you will not, without the written consent of the Board, directly or indirectly, (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the New York metropolitan area which is in competition with any line of business actively being conducted on the Termination Date by the Company or any of its subsidiaries; provided that if your employment has been terminated by the Company without Cause or you have terminated your employment with the Company for Good Reason, you may so compete in which event you shall forfeit your right to receive future severance payments pursuant to paragraph 5(a)(1) hereof and
(B) whether or not your termination of employment occurred without Cause or for Good Reason, hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company, DKB or CMC and their respective subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit you from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle you to no more than one percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote.

                  (c) REMEDY FOR BREACH. You hereby acknowledge that the provisions of this paragraph 6 are reasonable and necessary for the protection of the Company, DKB, CMC and their respective subsidiaries and affiliates. In addition, you further acknowledge that the Company, DKB, CMC and their respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining you from any actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by you of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under paragraph 5(a)(1).

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         7. CHANGE OF CONTROL.

                  (a) CONTRACT EXTENSION. If during the Term, a "Change of Control" occurs as defined hereafter, the Term of your employment shall automatically be extended until the second anniversary date of such Change of Control.

                  (b) SPECIAL PAYMENT. In addition to the compensation and benefits already required under the provisions of your Employment Agreement, if a Change of Control should occur on or prior to December 31, 1998, you will receive a special payment (the "Special Payment"). The amount of such Special Payment shall equal the sum of your prior two years' annual bonuses under The CIT Group Bonus Plan and will be payable over a two-year period as follows: 1/3 of the payment shall be paid to you within 30 days after the date of the Change of Control; 1/3 shall be paid to you on or before the first anniversary date of such Change of Control; and 1/3 shall be paid to you on or before the second anniversary date of such Change of Control. Notwithstanding the foregoing provisions of this paragraph, all or any part of such Special Payment shall not be payable to you: (1) to the extent that such Special Payment or any part thereof, when aggregated with any other benefit or compensation payment due or owing to you, on account of a Change of Control, under the Employment Agreement or any other benefit program maintained by the Company, would cause you to be subject to taxation under Section 4999 of the Internal Revenue Code of 1986, as amended, or (2) if during the two-year period commencing on the date of a Change of Control, and ending on the second anniversary of such date: (i) your employment is involuntarily terminated by the Company for "Cause" as defined in the Employment Agreement; (ii) you voluntarily terminate employment with the Company for any reason other than "Good Reason" as defined in the Employment Agreement; or (iii) you breach any noncompetition or confidentiality covenant under Section 6 of the Employment Agreement. For purposes of this Paragraph (b) "Special Payment", a termination of your employment on account of your death, disability or retirement on or after age 55 under the terms of the Company's retirement plan shall constitute a termination for "Good Reason." In the absence of a separate beneficiary designation, your beneficiary under the Group Life Insurance Plan will receive any Special Payment remaining to be paid upon your death.

                  (c) CHANGE OF CONTROL DEFINED. For purposes of this letter agreement, a "Change of Control" shall be deemed to have occurred if: (1) any Person or Group other than DKB or CMC or their Affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or (2) as a result of a cash tender offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company. Notwithstanding the foregoing, a Change of Control resulting from a Change of Control of DKB or CMC shall not require the extension of the Term hereunder.

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         8. MISCELLANEOUS.

                  (a) SURVIVAL; NOTICES. The obligations of the Company in paragraph 5 and your obligations in paragraph 6 will survive the termination of this letter agreement. Any notice, consent or other communication made or given in connection with this letter agreement will be in writing and will be deemed to have been duly given when delivered or five days after mailed by United States registered or certified mail, return receipt requested, to the parties at the address set forth on the first page of this letter agreement (attention:
General Counsel, if to the Company).

                  (b) ENTIRE AGREEMENT. This letter agreement supersedes any and all existing agreements between you and the Company or any of its subsidiaries or affiliates relating to the terms of your employment.

                  (c) AMENDMENTS AND WAIVERS. No provisions of this letter agreement may be amended, modified, waived or discharged except as agreed to in writing by you and the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

                  (d) SUCCESSORS. This letter agreement shall be binding upon and inure to the benefit of you and the Company and its successors and permitted assigns. Neither this letter agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets. Any assignment or transfer of this letter agreement in violation of the foregoing provisions will be void.

                  (e) GOVERNING LAW. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

                  (f) LEGAL COUNSEL; OFFSETS AND REDUCTIONS. In the event you obtain legal counsel to enforce your rights under this letter agreement, the Company will pay you reasonable legal fees if you recover any amount on such claim. Except as provided in paragraph 6, if your employment is terminated by the Company, your severance shall not be subject to any offsets or reductions for your subsequently earned income or reduction by reason of any claim by the Company.

                  (g) SEVERABILITY. If the provision of this letter agreement is invalid or unenforceable, the balance of this letter agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

                  (h) WITHHOLDING. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal,

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state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

         If you are in agreement with the terms of this letter, please so indicate by signing and returning the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

                                           Very truly yours,

                                           THE CIT GROUP HOLDINGS, INC.

                                           By:
                                                -------------------------------
                                                    Name:
                                                    Title:

Agreed:

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